EXHIBIT 23.1

Consent of Independent Registered Public Accounting Firm

        We consent to the reference to our firm under the caption “Experts” in this Amendment No 1 to the Registration Statement on Form F-3 and related Prospectus of Attunity Ltd for the registration of 5,850,081 of its ordinary shares and to the incorporation by reference therein of our report dated March 31, 2011, with respect to the consolidated financial statements of Attunity Ltd, included in its Annual Report on Form 20-F for the year ended December 31, 2010, filed with the Securities and Exchange Commission.

Tel-Aviv, Israel	/s/ Kost Forer Gabbay and Kasierer KOST FORER GABBAY & KASIERER
July 11, 2011	A Member of Ernst & Young Global